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                                                                   EXHIBIT 10.9

February 7, 2002

James E. Cashman III
c/o ANSYS, Inc.
Southpointe
275 Technology Drive
Canonsburg, PA  15317

Dear Jim:

Per our discussions and on behalf of the Board of Directors, I am pleased to confirm the following details of your compensation package:

BASE SALARY:            For FY2002, you will be paid a base salary
                        of $300,000.00 per annum, effective January 1, 2002.

BONUS: Your annual target bonus for achieving agreed upon objectives is $200,000.00. Such objectives will be specified by the Board of Directors of ANSYS, Inc. (The Board) and shall be mutually agreed upon. Your performance against agreed upon objectives will be reviewed semi annually (July 2002 and January 2003) to determine appropriate bonus payment amount. The Board may, in its discretion, award additional bonus compensation for exceptional performance.

STOCK OPTIONS:          You will be granted eighty thousand (80,000) stock
                        option shares.

VACATION:               You are eligible for 20 days of vacation per annum.
                        Unused vacation time in any year, not to exceed 20 days on an aggregate and cumulative basis, may accumulate for later use, subject to the establishment of arrangements mutually satisfactory to you and The Board. Upon termination, you shall receive Base Salary in respect of each day of accrued, but, unused vacation time, not to exceed
                        20 days.

CAR ALLOWANCE:          You are eligible for a car allowance of $600.00 per
                        month and you shall be reimbursed for all gas, oil, maintenance and insurance.

LIFE INSURANCE:         ANSYS, Inc. will purchase on your behalf a term life
                        insurance policy providing a death benefit of $2,000,000.00 in the event of your death and naming such person or persons as you may designate as loss payee or payees. The obligation to purchase and maintenance of such life insurance policy, however, shall be contingent upon your satisfactory completion of all requirements in connection therewith including without limitation a physical examination. The annual premium payments for such policy shall not exceed $10,000.00.

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JAMES E. CASHMAN III (CONTINUED)    PAGE 2

TERMINATION:            In the event of your "mutual consent" termination or
                        "involuntary" termination, except for "cause",
                        (definitions provided on attached document), ANSYS, Inc. shall make payments at the rate of $300,000.00 per annum, subject to withholding to the extent applicable, with such payments to be made semi-monthly, in equal installments until the first anniversary of the date of termination. ANSYS, Inc.
                        shall continue existing benefits (other than plans that you may not participate as a matter of law following the termination of employment) until the first anniversary of the date of termination.
                        Additional termination contingencies to qualify for provisions outlined in this document, include your full and complete cooperation on all matters pertaining to ANSYS, Inc. business, including but not exclusive of press announcements, and legal proceedings, etc. You will be held to all of the provisions of the ANSYS, Inc. Employee Agreement
                        Regarding Inventions, Confidentiality and
                        Competitive Activities signed, by you, on September
                        9, 1997.

CHANGE OF CONTROL:      In the case of (a) the dissolution or liquidation of
                        the Company, (b) a merger, reorganization or consolidation in which the Company is acquired by another person or entity (other than a holding company formed by the Company), (c) the sale of all or substantially all of the assets of the Company to another person or entity, or (d) the sale of all of the outstanding stock of the Company to an unrelated person or entity (in each case, a "Transaction"), all assigned Stock Options shall become fully vested upon the effective day of the Transaction. These Stock Options shall terminate on the effective date of the Transaction, unless provision is made in the Transaction in the sole discretion of the parties thereto for the assumption of these Stock Options or the substitution for these Stock Options of a new stock option of the successor person or entity or a parent or subsidiary thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise price. In the event of such termination, the Company shall give to the Optionee written notice thereof at least fifteen (15) days prior to the effective date of the Transaction.
                        During this fifteen-day period, the Optionee may deliver to the Company a notice of exercise with respect to all or any portion of such Stock
                        Options, including any portion that will become fully vested upon the effective day of the Transaction; provided, however, that (i) such exercise shall be subject to the consummation of the Transaction and (ii) the Optionee shall not be required to deliver to the Company the exercise price for such exercised stock option until the effective date of such Transaction. After such effective date and the termination of stock options as set forth above, the Optionee may not exercise
                        Stock Options.

COMPENSATION REVIEW:      The Board will review your base salary and bonus
                        amounts at least annually (and not later than the anniversary of this document) and may at their sole discretion adjust the same for the ensuing year.

Jim, your contribution to the success of ANSYS, Inc. and the Board of Director's desire to ensure you are rewarded for your efforts has driven the development of the above outlined provisions. Please recognize our appreciation for all you have and will continue to do for ANSYS, Inc.

Sincerely,

/s/ Peter J. Smith

Chairman

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